Exhibit 3.1

{Amended Article IV of the Bylaws of Dyax Corp.}
(As amended December 3, 2007)

ARTICLE IV

STOCK

SECTION 1.                                ~~Certificates~~Certificated and Uncertificated Shares of Stock.  ~~One or more stock certificates,~~Shares of stock of the corporation may be represented by certificates or uncertificated, as determined by the Board of Directors in its discretion.

           The stock certificates of any shares of stock of the corporation represented by certificates shall be signed by (1) the Chairman or Vice Chairman of the Board of Directors or ~~by~~ the President or a Vice -President and ~~by~~(2) the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary~~, shall be issued to each stockholder certifying the number of shares owned by the stockholder in the corporation~~.  Any or all signatures on any such certificate may be facsimiles.  In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if ~~he~~such person or ~~she~~entity were such officer, transfer agent or registrar at the date of issue.

           Each ~~certificate for shares~~certificated or uncertificated share of stock that ~~are~~is subject to any restriction on transfer pursuant to the Certificate of Incorporation, ~~the~~these by-laws, applicable securities laws, or any agreement among any number of stockholders or among such holders and the corporation shall have notice of such restriction conspicuously noted on the face or back of the certificate ~~either the full text of the restriction or a statement of the existence of such restriction~~therefor or in the uncertificated share registration records.

SECTION 2.                                Transfers of Shares of Stock.  Subject to the restrictions, if any, ~~stated or~~ noted ~~on the stock certificates,~~with respect to any shares of stock of the corporation, such shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require, or, if such shares are uncertificated, by notification to the corporation or its transfer agent of the transfer of such shares, accompanied by written authorization properly executed.  The corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to that stock, regardless of any transfer, pledge or other disposition of that stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these by-laws.

SECTION 3.                                Lost Certificates.  ~~A~~The directors may direct that (1) a new stock certificate ~~may~~or (2) uncertificated shares in place of any certificate previously issued by the corporation, be issued in the place of any certificate theretofore issued by the corporation and alleged to have been lost, stolen~~,~~ or destroyed ~~or mutilated~~, upon such terms in conformity with law as the ~~Board of Directors~~directors shall prescribe.  The directors may, in their discretion, require the owner of the lost, stolen~~,~~ or destroyed ~~or mutilated~~ certificate, or the owner’s legal representatives, to give the corporation a bond, in such sum as they may direct, to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft~~,~~ or destruction ~~or mutilation~~ of any such certificate, or the issuance of any such new certificate or uncertificated shares.

SECTION 4.                                Fractional Share Interests.  The corporation may, but shall not be required to, issue fractions of a share.  If the corporation does not issue fractions of a share, it shall (~~l~~1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered or bearer form, which shall entitle the holder to receive a full share represented by a certificate ~~for a full~~or an uncertificated share, as the case may be, upon the surrender of such scrip or warrants aggregating a full share.  A ~~certificate for a~~certificated or uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation.  The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for ~~certificates representing~~ full certificated or uncertificated shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions that the Board of Directors may impose.

SECTION 5.                                Dividends.  Subject to the provisions of the Certificate of Incorporation, the ~~Board of Directors~~directors may, out of funds legally available therefor, ~~at any regular or special meeting,~~ declare and pay dividends upon the Common Stock of the corporation as and when they deem expedient.